Exhibit 10.9

Open-ended
employment contract

between

Genenta Science S.r.l., Tax Code and VAT No. 08738490963, with registered offices in Milano, Via Olgettina 58 (the “Company”), represented by __ in his capacity as director

and

Mr. Pierluigi Paracchi, Tax Code PRCPLG73E22F 205F, born in Milan on 22 May 1973, resident in Milan, Piazza Maria Adelaide di Savoia 1 (“Executive” and, jointly with the Company, the “Parties”)

The Parties - superseding any previous agreement and/or undertaking even already executed between the Parties, thus including the directorship agreement entered on 18 December 2019, which is terminated by the parties for mutual consent and, however, entirely replaced by this agreement (the “Agreement”) - agree as follows:

1. Title, duties and Office

1.1 The Executive is employed by the Company from __ 2021 under an open-ended employment contract and he is an executive pursuant to the collective bargaining agreement for the executives of the industrial sector (the “NCLA”).

1.2 The Executive will perform the duties of “General Manager” and shall report exclusively and directly to the Board of Directors of the Company. Notwithstanding the provisions set forth by Article 2103 of the Italian Civil Code, the Company will not have the right to assign to the Executive different and/or less important duties.

1.3 From __ 2021, the Executive will be also appointed as “director” of the Company and he will perform the functions/powers granted by the Board of Directors of the Company.

2. Place of work

2.1 The Executive is based at the offices of the Company in Milan, Via Olgettina, 58.

2.2 The Executive will be required to travel extensively both within Italy and abroad in the proper performance of his duties.

3. Working time

3.1 Given the qualification as “Dirigente” and to the provisions set out in the Article 17 of the Legislative Decree 8 April 2003, no. 66, the Executive shall not be subject to working-time limitations and therefore he will not be entitled to any additional compensation for any work carried out outside the normal working-hours.

4. Salary

4.1 The Executive’s gross annual salary will be EUR 420,000.00 (less any statutory tax and social security deductions) payable in accordance with the applicable NCLA and the Company’s customary payroll practices. From time to time, the Board of Directors of the Company, at its sole discretion, may review by increasing the above-mentioned salary of the Executive.

4.2 The parties expressly agree that the portion of the salary exceeding the minimum wage provided by the NCLA, is paid to the Executive as “superminimo assorbibile” and it is a better treatment granted as unilateral advance on future pay increases which could be established at any title from any source of regulation of the employment relationship. In addition, such “superminimo assorbibile” represents the consideration for all the additional undertakings hereunder, including the office indicated under point 1.3 above and all the potential appointments and/or directorship positions which should be assigned to the Executive, as well as the unique terms of performance of the employment relationship.

5. Bonus

5.1 The Company can award the Executive with a variable and discretionary bonus of up to an aggregate gross annual maximum amount up to 20% of the annual gross base salary of the Executive, conditional upon the achievement of pre-determined and reasonable targets, whose amount, terms and conditions will be determined, on the basis of those already indicated in the last years, by the Board of Directors of the Company with a specific notice on an annual basis.

5.2 The bonus will be payable (less any statutory deductions) on a date and in a manner to be determined by the Company.

5.3 Subject to the approval of the Board of Directors of the Company, the Executive will be granted an equity award (the “Equity Award”) under an equity incentive plan to be adopted by Parent after the IPO (the “Equity Plan”). The Equity Award will be subject to the terms and conditions of the Equity Plan.

6. Insurance policies and other benefit

6.1 The Company will enter into, in favour of the Executive:

a)	a standard health insurance policy that the Company purchases for its executives;

b)	a standard accident insurance policy that ensures the case of permanent disability (total or partial) or death, and the case of occupational disease of the Executive that the Company purchases for its executives;

c)	a standard D&O insurance covering also the legal expenses related to civil/criminal proceedings in which the Executive is involved for acts committed under the reasonable exercise of his functions that the Company purchases for its executives.

6.2. The Executive will be provided with the following benefit: (i) a mobile phone, (ii) a personal computer, (iii) corporate credit card, (iv) iPad, (v) printer and (vi) monitor; all of which are Company property.

6.3. Furthermore, the Executive will be entitled to receive, upon presentation of invoices, the reimbursement of reasonable expenses incurred in the performance of his duties.

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7. Exclusivity

7.1 With the exception of the provisions set forth by the following point 7.2. and of the additional cases that will be expressly authorized by the Board of Directros of the Company, during the employment relationship the Executive, shall refrain from performing any form of work (employment, independent contractor, consultancy, etc.) in competition with the Company.

7.2 During the employment relationship, the Executive is authorized to hold (i) the office of non-executive member of the board of directors of Lipogems International S.r.l. and Aurora-TT S.r.l. and its subsidiaries Altheia Science S.r.l. and Aurora Science S.r.l., and (ii) his quota in Aurora-TT S.r.l.

8. Confidentiality

8.1 During the employment relationship and after its termination, the Executive shall keep secret and retain in strictest confidence, and may not, either during or after termination of the employment relationship, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this section, “Confidential Information” shall mean any information relating to the business or affairs of the Company or the other Group companies, including, without limitation, to information relating to financial statements, clients or customer identities, potential clients or customers, employees, suppliers, programs, strategies and information, analyses, profit margins or other proprietary information, as referred to compounds of biotechnological, biological and chemical origin, related to the pharmaceutical, biotechnological, molecular/ cellular medicine, genetic and diagnostic sectors; provided, however, that the Executive shall not be in breach of this undertaking by virtue of any disclosure required by applicable law, made pursuant to an order issued by a competent administrative or judicial authority, required to be made to enforce performance of this Agreement or made in relation to Confidential Information which is in the public domain or has become generally known in the public domain through no wrongful act on the part of the Executive.

9. Termination Indemnity

9.1 By way of more favourable treatment, in the event the employment relationship is terminated - even if in the period comprised between 6 months before and 2 years later a “change of control” event pursuant to Article 2359 of the Italian Civil Code - (i) by the Company without “cause” pursuant to Article 2119 of the Italian Civil Code or (ii) by the Executive with resignation for “cause” pursuant to Article 2119 of the Italian Civil Code the Company undertakes to pay the Executive a pre-determined indemnity that entirely replaces the additional indemnity provided by applicable law and the NCLA for unlawful termination. Such indemnity will be equal to 36 months of the overall salary, as provided by Article 2121 of the Italian Civil Code.

9.2 Such termination indemnity will be paid by the Company to the Executive by way of “incentive to leave”, pursuant to Article 17 of the Presidential Decree No. 917/86 (so-called “TUIS”), upon the execution of a settlement and release agreement pursuant to article 2113, 4th paragraph of the Italian Civil Code, which shall contain a provision whereby the Executive waives any against the Company any possible claim or legal action related to the Agreement and to the employment relationship, within the terms provided by the same settlement agreement (and, in any event, no later than 30 days from its execution).

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9.3 The TFR accrued, pro-rata 13th and 14th instalments accrued, indemnity in lieu of unused holidays and leaves will be paid in any event on top of the termination indemnity.

10. Non-solicitation of employees consultants and clients

10.1. For all the duration of the employment relationship and for a period of one year after the termination of the same, for whatever reason, the Executive agrees that he will not directly or indirectly, even by way of a third party (i.e. by way of a trust agent or by way of a company controlled by him) endeavour or attempt to induce any employee, executive, or consultant of the Company and/or Group to terminate the existing working relationship engaged with them in order to establish a working relationship of employment or self-employment with any person carrying out activities even if not in competition with the Company’s business or which is not in conflict of its interest.

10.2. The Executive undertakes, moreover, for the same period mentioned under point 10.1 above, not to contact, directly or indirectly, and not to entice any client, employee, executive or consultant of the Company or in any way interfere in the relationship between the Company and/or the Group and the clients, employees, executives, consultants of the same.

10.3 The consideration for the obligations under point 10.1. and 10.2 will be equivalent to 12 months of the salary set forth by clause 4.1. paid to the Executive at the time of termination of the employment and it will be paid to the Executive within 30 days after the termination.

10.4. In case of non-compliance, even partial, of the obligations under this clause “Non-Solicitation of Employees, Consultants And Clients” the Executive shall return to the Company the entire sum received by the latter as consideration for the present covenant pursuant to point 10.3, without prejudice to the right of the Company to claim for any damages.

12. Non-competition covenant

11.1. Pursuant to article 2125 of the Italian Civil Code, during the course of the employment and for a period of 12 months from the termination of the Agreement, regardless the reason of said termination and the party which has withdrawn from the employment, the Executive shall not (i) perform any work, in any form (employment, independent contractor, consultancy, agency, corporate offices, etc.), also through third parties, in favor of businesses or organizations which operate in the sector of the Company or that perform activities in competition with those of the Company and the Group, nor shall not (ii) set up, directly or through a third party (thus including the family members of the Executive), companies, associations, or other entities that operate in the sector of the Company or that in any case are in competition with the Company; and acquiring and holding Qualified Holdings as defined under Section 11.2 below in any other entity that operates in the sector of the Company or that in any case is a competitor of the Company.

11.2. For the purposes of this Agreement, the term “Qualified Holdings” means any holding of shares or quotas which represent more than 2% of the voting rights with reference to listed companies and 10% of the voting rights with reference to not-listed companies that can be exercised in the ordinary shareholders meeting of such companies.

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11.3. The covenant under section 11.1 above is restricted to the territory of following countries: Europe, UK, Canada, United States of America, China and Japan. Considering the current technological applications available (e.g., e-mail, videoconferences, etc.) that allow a disassociation between the place of work, and the place where the work may be used, and produce its effects, the obligation under the present clause is binding, not only with reference to the location where the Executive performs his duties, in whichever form but also to any other location where the performance may produce its effects habitually and permanently, regardless of the Executive’s physical presence in that location.

11.4. For purposes of enabling the Company to monitor full compliance with the obligations under section 11.1 above, the Executive undertakes to inform the Company, by way of registered letter with return receipt or by fax or by letter hand delivered o by courier with return receipt, of every work or professional assignment that he performs during the term of the non-competition covenant and every modification and variation thereof, no later than the 30th day following the date of commencement or changes of said activities.

11.5 In case the Executive omits to fulfil the obligations under 11.4 above, and/or delays the fulfilments of the obligations to inform the Company, the Executive shall pay to the Company a non-reducible penalty pursuant to Article 1382 of the Italian Civil Code equal to Euro 200.00 for each day of delay.

11.6 The consideration for the obligations under point 11.1 will be equivalent to 12 months of the salary set forth by clause 4.1. paid to the Executive at the time of termination of the employment and it will be paid to the Executive within 30 days after the termination.

11.7. In case of non-compliance, even partial, of the obligations under this clause “Non-Competition Covenant” the Executive shall return to the Company the entire sum received by the latter as consideration for the present covenant pursuant to point 11.5, without prejudice to the right of the Company to claim for any damages.

12. Miscellaneous

12.1 This Agreement is governed by Italian law and regulations. Any disputes arising between the Parties concerning the interpretation, validity, performance or termination of the Agreement will be submitted to the exclusive jurisdiction of the Court of Milan.

12.2. The Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and replaces and supersedes any prior understandings (oral or written) concerning the same subject.

12.3 This Agreement is executed in both Italian and English. The Parties represent that there is no material different between the Italian and English versions. The Parties agree that in the event of conflict of interpretation of this Agreement, the Italian text shall prevail over the English text.

Executed in Milan (Italy), on __ 2021

Two originals signed, each Party receiving one original.

Mr. Pierluigi Paracchi

_____________________

Genenta Science S.r.l.

_____________________

As a sign of specific approval of the replacement of the previous employment contract and of the following articles: 3. Working time; 4. Salary; 5. Bonus; 7. Exclusivity; 8. Confidentiality; 9. Termination Indemnity; 10. Non-solicitation of employees, consultants and clients; 11. Non-competition clause; 12. Miscellaneous.

Mr. Pierluigi Paracchi

_____________________

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